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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE


Contact:        Susan E. Moss
                Vice President of Corporate Communications
                (502) 596-7296


                        VENCOR EMERGES FROM CHAPTER 11
                                * * * * * * * *
                   CHANGES NAME TO KINDRED HEALTHCARE, INC.

          Louisville, KY (April 20, 2001) - Vencor, Inc. (the "Company") today announced that it has emerged from Chapter 11 following the successful implementation of its fourth amended plan of reorganization. The Company also has changed its name to Kindred Healthcare, Inc.

          "We are pleased that our reorganization is complete and that we have achieved our goal of attaining a sustainable capital structure for the Company. We look forward to continuing to serve the more than 36,000 residents and patients whose care and well-being are entrusted to us," said Edward L. Kuntz, Chairman, Chief Executive Officer and President of the Company.

          In connection with its emergence, the Company entered into a $120 million senior exit facility with a lending group led by Morgan Guaranty Trust Company of New York (the "Exit Facility"). The Exit Facility constitutes a working capital facility for general corporate purposes including paying the Company's obligations in accordance with the plan of reorganization.

          The Company also announced that it has filed a Registration Statement on Form 8-A (the "Form 8-A") with the Securities and Exchange Commission to register its common stock under Section 12(g) of the Securities Exchange Act of 1934. The Form 8-A also registered the Company's Series A Warrants and the Series B Warrants to purchase common stock of the Company, issued in accordance with the plan of reorganization. The Form 8-A became effective upon filing. As a result of filing the Form 8-A, the Company will maintain its status as a public company subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

          Throughout the Chapter 11 process, the Company maintained normal operations in its nursing centers and hospitals.

          "When the Company filed for Chapter 11, it promised uninterrupted care for the patients, residents and families who rely on us," Mr. Kuntz said. "The fulfillment of our promise to meet the needs of our residents and patients and maintain business as usual is a testament to the dedication and commitment of our employees."

          The name Kindred Healthcare was selected to reflect the Company's values - quality, compassion and integrity.
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          "This name reflects the kinship we feel for the residents and patients we serve, and it conveys a sense of family, strength, unity, nurturing and kindness," Mr. Kuntz said. "To the name we've added the image of a person, thereby giving a human element to our identity and reinforcing our commitment to take care of people who cannot take care of themselves."

          The Company also announced that PricewaterhouseCoopers LLP ("PwC") has advised the Company that certain non-audit services provided to the Company during PwC's engagement as the Company's independent accountants by a subsidiary of PwC in connection with the Company's efforts to sell an equity investment raised an issue as to PwC's independence. PwC disclosed the situation to the Securities and Exchange Commission (the "SEC"), which is currently investigating the issue. PwC has further advised the Company that, notwithstanding the provision of such non-audit services, PwC was and continues to be independent accountants with respect to the Company, and it is the present intention of PwC to sign audit opinions and consents to incorporation as necessary in connection with documents filed by the Company with the SEC and other third parties. The Company cannot predict at this time how this issue will be resolved or what impact, if any, such resolution will have on the Company's past or future filings with the SEC and other third parties.

          Kindred Healthcare is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.

          Certain statements contained herein, including, but not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, the ability of the Company to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc.; the Company's ability to meet its rental and debt service obligations; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain key executives and other healthcare personnel; the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; changes in Medicare and Medicaid reimbursement rates; national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; the Company's ability to control costs, including labor costs in response to the prospective payment system, implementation of its Corporate Integrity Agreement and other regulatory actions; the ability of the Company to comply with the terms of its Corporate Integrity Agreement; and the dramatic increase in the costs of defending and insuring against alleged patient care liability claims. Many
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of these factors are beyond the control of the Company and its management. The
Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.